IOWA-ILLINOIS GAS AND ELECTRIC COMPANY

      SEVERANCE PLAN IN THE EVENT OF A CHANGE IN CONTROL
              (Amended as effective July 1, 1993)

                         October 1993


ARTICLE I - ESTABLISHMENT, TERM AND PURPOSE

1.1 - Establishment of the Plan. Iowa-Illinois Gas and Electric Company (Iowa-Illinois), by and through the act of its Board of Directors (Board), hereby establishes a Severance Plan (Plan) for its Designated Officers in the event of a Change in Control, all as hereinafter set forth.

1.2 - Term of the Plan. This Plan shall be effective as of April 26, 1991 and shall continue in effect until terminated by at least two-thirds (66-2/3%) vote of the directors then comprising the Incumbent Board, as defined in Article II hereof, at a duly convened meeting thereof; PROVIDED, HOWEVER, that upon a Change in Control, as defined in Article II hereof, this Plan may not be terminated or amended for twenty-four (24) full calendar months after such Change in Control.

1.3 - Purpose. The purpose of this Plan is to assure that, upon termination of a Designated Officer's employment within twenty-four (24) full calendar months after a Change in Control, the Designated Officer will receive the type of severance treatment the Incumbent Board would want to provide, even though the Incumbent Board might otherwise be unable to so provide as a result of the Change in Control. Although no Change in Control is foreseen, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Designated Officers of Iowa-Illinois to their assigned duties, without distraction, in the face of the potentially disturbing circumstances that would accompany a Change in Control.

ARTICLE II - DEFINITIONS

      Whenever used in this Plan, the following terms shall have the meanings set forth below.

2.1 - "Change in Control" shall mean either (a) approval by the shareholders of Iowa-Illinois of a reorganization, merger or consolidation, unless at least sixty percent (60%) of the members of the Board of Directors of the corporation resulting from the reorganization, merger or consolidation were members of the Incumbent Board; or (b) such other event as designated by a majority vote of the directors of the Incumbent Board who are not also employees of Iowa-Illinois.

2.2 - "Designated Officer" shall mean an officer of Iowa-
      Illinois or its subsidiaries who is designated by the Board to participate in the Plan.

2.3 - "Incumbent Board" shall mean the members of the Board of Iowa-Illinois on April 26, 1991. For this purpose, an individual who becomes a member of the Board subsequent to April 26, 1991 and who has been nominated for election by Iowa-Illinois' shareholders by resolution adopted by a vote of at least two-thirds (66-2/3%) of the directors then comprising the Incumbent Board at a duly convened meeting thereof shall be deemed to be a member of the Incumbent Board.

2.4 - "Qualifying Termination" shall occur when, within twenty-four (24) full calendar months after a Change in Control, a Designated Officer's employment with Iowa-Illinois, or any of its subsidiaries, or the corporation which results from such Change in Control is terminated either (a) involuntarily for any reason; or (b) voluntarily, PROVIDED THAT the Designated Officer shall have furnished six (6) full months prior written notice of the intent to voluntarily terminate employment to the President of such corporation.

2.5 - "Severance Benefits" shall mean:

      (a) an amount equal to two (2) times the Designated
          Officer's highest Total Cash Compensation, said amount to be paid in a lump sum on the effective date of his/her Qualifying Termination; and

      (b) the Designated Officer's accrued vacation pay through the effective date of his/her Qualifying Termination, said amount to be paid in a lump sum on the effective date of such Qualifying Termination; and

      (c) a continuation of the welfare benefits of health insurance, disability insurance, and group term life insurance for twenty-four (24) full calendar months after the effective date of the Designated Officer's Qualifying Termination, at the same premium cost and at the same coverage level as in effect on such effective date; provided, however, in the event the premium cost and/or coverage level shall change at any time during such twenty-four month period for all welfare benefit participants, then the minimum cost and/or coverage level likewise shall change for such Designated Officer in a corresponding manner; and

      (d) standard outplacement services from a nationally recognized firm of the Designated Officer's selection for a period up to twenty-four (24) full calendar months after the effective date of the Designated Officer's Qualifying Termination or until such Designated Officer obtains subsequent employment, whichever period is less. The cost of such services shall not exceed twenty percent (20%) of the Designated Officer's Total Cash Compensation.

2.6 - "Total Cash Compensation" shall mean the amount payable to a Designated Officer by Iowa-Illinois as annual salary, without regard to deferrals.

ARTICLE III - QUALIFICATION FOR SEVERANCE BENEFITS

      A Designated Officer shall be entitled to receive Severance Benefits if, within twenty-four (24) full calendar months after a Change in Control, such Designated Officer incurs a Qualifying Termination of employment from the corporation which results from such Change in Control. No Severance Benefits shall become due or payable hereunder unless and until (a) the occurrence of a Change in Control and (b) the occurrence of a Qualifying Termination.

ARTICLE IV - TAXES

4.1 - Withholding of Taxes.  The corporation paying the
      Severance Benefits shall be entitled to withhold all Federal, state, city, or other taxes legally required, subject to Sections 4.2, 4.3 and 4.4 hereof.

4.2 - Equalization Payment. In the event any of the Severance Benefits payable to a Designated Officer are subject to the tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (or any similar tax that may hereafter be imposed) ("Code"), the corporation paying such Severance Benefits shall pay to the Designated Officer in cash an additional amount ("Gross-Up Payment") such that the net amount retained by the Designated Officer after deduction of any Excise Tax payable on the Severance Benefits and any Federal, state, and local income tax and Excise Tax payable upon the Gross-Up Payment shall be equal to the Severance Benefits. Such Gross-Up Payment shall be made by the corporation to the Designated Officer on the effective date of his/her Qualifying Termination.

4.3 - Tax Computation. For the purpose of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

      (a) any other payments of benefits received or to be received by a Designated Officer in connection with a Change in Control or his/her termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with Iowa- Illinois, or with any person whose actions result in a Change in Control or with any person affiliated with Iowa-Illinois) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel, selected by such Designated Officer, such other payments or benefits (in whole or in part) do not constitute parachute payments, or that such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
          Section 280G(b)(4) in excess of the base amount within the meaning of Section 280G(b)(3), or are otherwise not subject to the Excise Tax; and

      (b) the amount of Severance Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of Severance Benefits; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code {after applying clause (a) above}; and

      (c) the value of any noncash benefits or any deferred payment or benefit shall be determined by the independent auditors of the corporation paying such Severance Benefits in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          For the purpose of determining the amount of the Gross-Up Payment, the Designated Officer shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which such Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Designated Officer's residence on the effective date of his/her Qualifying Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

4.4 - Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computations under Section
      4.3 hereof such that the Designated Officer does not receive the maximum Severance Benefits (including Gross-Up Payment) permitted by this Plan, the corporation paying such Severance Benefits shall reimburse the Designated Officer for the full amount necessary to make him/her whole, plus interest from the date such additional Severance Benefits became due to the date of such payment at the prime rate as may be established by The First National Bank of Chicago from time-to-time.

ARTICLE V - CONTRACTUAL RIGHTS

      This Plan establishes in each Designated Officer a right to the benefits to which he or she is entitled hereunder. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, that Iowa-Illinois segregate or otherwise set aside any funds or other assets, in trust or otherwise, to provide for the payment of Severance Benefits or other payments hereunder required.

ARTICLE VI - EXCLUSIVITY OF BENEFITS

      Neither the provisions of this Plan nor the right to receive Severance Benefits shall reduce any amounts otherwise payable to any Designated Officer, or in any way diminish his/her rights as an employee of Iowa-Illinois or any successor corporation under any benefit, bonus, incentive, stock option, stock bonus or stock purchase plan, or any employee agreement, or any other plan, program, policy or practice for which such Designated Officer may qualify. Vested benefits and other amounts which the Designated Officer is otherwise entitled to receive under any plan, program, policy or practice at or subsequent to the effective date of such Designated Officer's Qualifying Termination shall be payable in accordance with such plan, program, policy or practice.

ARTICLE VII - EMPLOYMENT STATUS

      In no event shall any Designated Officer be obligated to seek other employment or to take other action by way of mitigation of the amounts payable to such Designated Officer under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by such Designated Officer as a result of employment by another employer. Nothing herein contained shall be deemed to create an employment agreement between Iowa-Illinois and any Designated Officer providing for the employment of such Designated Officer for any fixed period of time.

ARTICLE VIII - SUCCESSORS

      This Plan shall inure to the benefit and be enforceable by each Designated Officer's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Designated Officer dies while any Severance Benefits would still be payable to him/her under this Plan, all such unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Designated Officer's designated beneficiaries or, in the absence thereof, to such Designated Officer's estate. A Designated Officer may designate one or more persons or entities as the primary and/or contingent beneficiaries of any Severance Benefits. Such designation shall be signed and submitted in writing by the Designated Officer to the President of Iowa-Illinois of its successor. A Designated Officer may make or change such designation at any time.

ARTICLE IX - LEGAL REMEDIES

9.1 - Legal Fees and Expenses. To the extent permitted by law, the corporation obligated to pay any Severance Benefits shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by each Designated Officer as a result of such corporation's refusal to provide the Severance Benefits to which the Designated Officer becomes entitled under this Plan, or as a result of such corporation's contesting the Plan, or as a result of such corporation's contesting the validity, enforceability, or interpretation of the Plan, or as a result of any conflict pertaining to this Plan.

9.2 - Arbitration. Each Designated Officer shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration, conducted by an arbitrator in accordance with the rules of the American Arbitration Association then in effect. A Designated Officer's election to arbitrate and the decision of the arbitrator in that proceeding shall be binding on the parties to such arbitration.

      Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Designated Officer, shall be borne by the corporation which is the party to the arbitration.

ARTICLE X - SEVERABILITY

      In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. The captions of this Plan are not part of the provisions hereof and shall have no force and affect.

ARTICLE XI - APPLICABLE LAW

      All matters relating to this Plan shall be interpreted in accordance with the laws of the State of Illinois.